Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on August 27, 2018) pertaining to the Fortive Corporation 2016 Stock Incentive Plan, as Amended and Restated, of our reports dated February 27, 2018, with respect to the consolidated financial statements and schedule of Fortive Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Fortive Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

August 24, 2018